EXHIBIT 10.40

Summary of Comprehensive Credit Facility Agreement Entered Between the Company and Minsheng Bank dated as of March 17th, 2005 ("Comprehensive Agreement 4"):



     o    Contract number: 2005 Shen Binhai Zong'e Zi NO.006;

     o    Maximum amount for credit facilities to be provided: RMB 40 million;

     o    Term: from March 17th, 2005 to March 17th, 2006;

     o Minsheng Bank is entitled to adjust or cancel the credit and demand immediate payment of the loan if the Company's business operations deteriorates severely, the Company loses its business reputation, there is a dispute between the Company and Minsheng Bank or there is a major adjustment of the state monetary policy